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                     July 14, 2020

       Frank D. Heuszel
       Chief Executive Officer
       Document Security Systems Inc.
       200 Canal View Boulevard, Suite 104
       Rochester, NY 14623

                                                        Re: Document Security
Systems Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 19, 2020
                                                            File No. 001-32146

       Dear Mr. Heuszel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing